Exhibit 6.3

RECIPROCAL LICENSE AGREEMENT

This Reciprocal License Agreement (the “Agreement”), dated as of September 3, 2021 (the “Effective Date”), is by and between 800 Degrees Pizza, LLC, a Delaware limited liability company (“800”), Piestro, Inc. a Delaware corporation (“Piestro”), and 800 Degrees GO, Inc., a Delaware corporation (“Go”).

WHEREAS, Piestro and Go are parties to that certain Sales Representative Agreement (the “Sales Representative Agreement”) dated September 3, 2021, a copy of which is attached hereto as Schedule C and incorporated by reference herein;

WHEREAS, 800 and Piestro are the sole and exclusive owners of the 800 Licensed Marks and Piestro Licensed Marks (as defined below), respectively;

WHEREAS, Go wishes to incorporate 800 Licensed Marks and Piestro Licensed Marks into a Co-Branded Mark (as defined below), and use the Co-Branded Mark in connection with the Licensed Products and the Service (as defined below) in the Territory (as defined below), and 800 and Piestro are willing to grant to Go a license to use the Licensed Marks (defined below) on the terms and conditions set out in this Agreement and the Sales Representative Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, the term “control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

“Co-Branded Mark(s)” means such Trademark(s) and/or branding which incorporates both the 800 Licensed Marks and Piestro Licensed Marks, including the composite mark identified as the Co-Branded Mark(s) on Schedule B of this Agreement.

“Collateral” means all artwork, packaging, labels, copy, text, and all other written, printed, graphic, electronic, audio, or video advertising and promotional materials used or created for use in connection with any advertising and promotion of the Licensed Products and the Service hereunder in the Territory, including promotional products of any kind such as clothing, beverageware, and other SWAG items.

“Confidential Information” has the meaning set forth in Section 7.

“Disclosing Party” has the meaning set forth in Section 7.

“800 Licensed Marks” means the Trademarks owned by 800 identified as 800 Licensed Marks on Schedule A attached, whether registered or unregistered.

“Indemnified Claim” has the meaning set forth in Section 9.3.

“Indemnified Party” means any Licensor Indemnified Party or Licensee Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Marks” means, collectively, the 800 Licensed Marks and Piestro Licensed Marks.

“Licensed Products” means the “Products” as defined in and as contemplated by the Sales Representative Agreement, and any other products or services that may be agreed upon in writing by 800 and Piestro from time to time, for manufacture, advertising, marketing, distribution, and sale under the Co-Branded Mark(s).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Piestro Licensed Marks” means the Trademarks owned by Piestro identified as Piestro Licensed Marks on Schedule A attached, whether registered or unregistered.

“Receiving Party” has the meaning set forth in Section 7.

“Sell-Off Period” has the meaning set forth in Section 11.5.

“Service” or “the Service”means a certain cloud-based subscription service, pursuant to which Piestro provides certain maintenance and support services to owners and lessees of the Licensed Products.

“Term” has the meaning set forth in the Sales Representative Agreement.

“Territory” has the meaning set forth in the Sales Representative Agreement.

“Third-Party Claim” has the meaning set forth in Section 9.1.

“Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin

2.            License Grant.

(a)            Grant. Subject to the terms and conditions of this Agreement and the Sales Represenative Agreement, 800 and Piestro hereby grant to Go, during the Term, a non-exclusive (except as set forth herein), royalty free right and license to use, display and reproduce the Licensed Marks within the Territory in connection with the marketing, advertisement, promotion, offering for sale, leasing and distribution of the Licensed Products and the Service. Go may exercise any or all of its rights under this Agreement through one or more of its Approved Sublicensees (as defined below). Except for sales after the applicable “Exclusivity Period” (as defined in the Sales Representative Agreement) of Licensed Products that are “White Labeled Products” (as defined in the Sales Representative Agreement) or Licensed Products that are put into service at convenience stores, all Licensed Products sold or leased in the Territory during the Term will be branded under the Co-Branded Mark(s).

(b)            Without limiting the scope of the other other terms and conditions in this Agreement, during the term of this Agreement, 800 may not license the 800 Licensed Marks to any party other than Go with respect to the marketing, advertisement, promotion, offering for sale, leasing and distribution of Products (as defined in the Sales Representative Agreement) or products substantially similar to the Products. Furthermore, notwithstanding anything herein to the contrary, the license by 800 in clause (a) above with respect to the “800 Go”, “800° Go” and “800 Degrees Go” Trademarks shall be exclusive, irrevocable and perpetual.

2.2            Use Restrictions. Notwithstanding anything to the contrary in this Agreement the use of the Licensed Marks is limited to the marketing, packaging, website and other uses directly associated with the production and promotion and sale of the Licensed Products, the Service and any Collateral associated therewith.

2.3            New Licensed Mark Uses. If Go or any Approved Sublicensees wish to use any (a) new translation, transliteration, modification, or stylization of a Licensed Mark, or Co-Branded Mark(s), (b) Licensed Mark in a new composite mark not then included in the Licensed Marks or a Co-Branded Mark, or (c) Licensed Mark in connection with a new product or service not then included in the Licensed Products or Service (each, a “New Licensed Mark Use”), Go shall submit, prior to making any preparations to use, such proposed New Licensed Mark Use, together with such samples or other information and materials relating to such proposed New Licensed Mark Use as may be reasonably necessary to evaluate the proposal or as requested by 800 or Piestro, to 800 and Piestro for approval, such approval shall be within the sole discretion of 800 and/or Piestro, as applicable. 800 and/or Piestro, as applicable, shall have five (5) business days from the date 800 and/or Piestro, as applicable, receives such samples, information, or materials to object to any such proposed New Licensed Mark Use, and if 800 and/or Piestro, as applicable does not respond within such five (5) business day period, then 800 and/or Piestro, as applicable, shall be deemed to have approved of such New Licensed Mark Use. Any objection by 800 and/or Piestro, as applicable, must be in writing and reasonably detailed so as to facilitate cure by Go, who may resubmit the proposed New Licensed Mark Use to address any such objection, and 800 and/or Piestro, as applicable, shall have an additional five (5) business days from the date of such resubmission to object.

2.4            Sublicensing. Go shall have the right to grant sublicenses under the license rights granted under Section 2.1, provided such sublicensee is approved by 800 and Piestro (each an “Approved Sublicensee”), which approval will not be unreasonably withheld, conditioned or delayed. For each proposed sublicensee, Go shall submit to 800 and Piestro for approval the (i) identity of the sublicensee and information about its principals and management team; (ii) the reason for the sublicense; (iii) the applicable licensee fees or royalty rates, if any, (iv) other terms and conditions of the sublicense and (v) any other information reasonably requested by 800 or Piestro to evaluate such proposed sublicensee. 800 and Piestro shall have five (5) business days from the date each receives all requested information to object to the proposed sublicensee. If 800 or Piestro do not respond within such five (5) business day period, then the non-responding party shall be deemed to have approved of such proposed sublicensee. Any objection by 800 or Piestro must be in writing and reasonably detailed. Go may resubmit the request for approval of any sublicensee and 800 and/or Piestro, as applicable shall have an additional five (5) business days from the date of such resubmission to object. Once a sublicensee is approved or deemed approved under this Section 2.4, such Approved Sublicensee shall be covered by the license granted to Go pursuant to Section 2.1. The approval of sublicenses shall not be unreasonably denied, conditioned or delayed, provided that all sublicenses shall be subject to the terms and conditions of this Agreement and the sublicense agreements provide that: (a) no sublicense may exceed the scope of rights granted to Go under this Agreement; (b) in the event of expiration or termination of this Agreement, all sublicense rights will terminate automatically effective as of the expiration or termination date of this Agreement (provided, any Approved Sublicensee will be afforded the the post-termination rights of Go set forth in Section 14(d)(ii) of the Sales Representative Agreement); (c) Go shall require all sublicensees to agree in writing to be bound by the applicable terms and conditions of this Agreement; and (d) the sublicense agreements shall provide that 800 and Piestro are third party beneficiaries with enforcement rights of such sublicense with respect to the use of the respective Licensed Marks.

2.5            Subcontracting. Go may use contractors for the production of Licensed Products, the Service and Collateral; provided that Go’s engagement of contractors shall not limit Go’s obligations under Section 4.

3.            Use of the Licensed Marks.

3.1            Acknowledgment. Go acknowledges the high standards and reputation for quality symbolized by the Licensed Marks, and Go shall use the Licensed Marks in a manner substantially equivalent to and consistent with such quality standards and reputation.

3.2            Compliance with Use Guidelines. Go shall display the Licensed Marks on all Licensed Products and the Service and on or in all Collateral in a form and manner substantially in compliance with 800 and/or Piestro’s written instructions provided from time to time.

3.3            Trademark Notices. Go shall comply with all marking requirements under applicable Law, and to the extent reasonably practicable shall display such legends and notices as may be specified in writing by 800 and/or Piestro, as applicable, in each case to provide notice of 800’s or Piestro’s rights in the Licensed Marks.

4.            Quality Control.

4.1            Inspections and Samples. Each of Piestro and 800 shall have the right to exercise quality control over Go’s and its Approved Sublicensee’s (and any applicable subcontractors) use of the Licensed Marks on or in connection with the Licensed Products and the Service to protect the goodwill associated therewith. In furtherance of the foregoing, subject to Section 4.2:

(a)            Go shall permit representatives of 800 and/or Piestro, as applicable, to inspect Go’s and its Authorized Sublicensee’s facilities and shall use reasonable efforts to obtain access for 800’s or Piestro’s representatives to inspect the facilities of third-party manufacturers with whom Go contracts pursuant to Section 2.5, upon reasonable notice and during normal business hours; and

(b)            prior to any use of any Licensed Mark which has not previously been approved or is not substantially consistent with a previously approved use, Go shall deliver to 800 and Piestro a representative sample of the Licensed Product, Service or the packaging, labeling, promotional, advertising, or other materials bearing the Licensed Mark to 800 and Piestro for approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

4.2            800 and Piestro Approvals.

(a)            In the event that 800 and/or Piestro has any objection to any facility or practices of Go following an inspection in accordance with Section 4.1(a), or to any sample provided pursuant to Section 4.1(b), 800 and/or Piestro, as applicable shall provide written notice to Go of such objection in reasonable detail to facilitate cure by Go. If Go has not received written notice of any objection within ten (10) days following 800’s and/or Piestro’s, as applicable, inspection or receipt of the sample, as applicable, 800 and/or Piestro, as applicable, shall be deemed to have approved such facility and practices. Approval of any particular facility and practices, once given by 800 and/or Piestro, as applicable, shall continue in effect with respect to such facility and practices, and any practices substantially consistent therewith, without need for further approval, unless such facility and practices, is altered in any material respect that 800 and/or Piestro, as applicable, reasonably determines (a) exceeds the scope of Go’s rights under Section 2.1 or (b) violates any provision of Section 3.

(b)            For any and all labeling, packaging, and marketing materials using the Licensed Marks or any Co-Branded Mark(s), Go shall submit, prior to making any substantial preparations to use, mock ups, samples, examples, designs and any other materials as may be reasonably necessary to evaluate the Go’s or its Approved Sublicensee’s use of the Licensed Marks or Co-Branded Mark(s) to 800 and Piestro for approval, such approval shall not be unreasonably withheld, conditioned, or delayed. 800 and Piestro shall have five (5) business days from the date 800 and Piestro each receives such samples, information, or materials to object to any such proposed use, and if 800 and/or Piestro, as applicable, does not respond within such five (5) day period, then the non-responding party shall be deemed to have approved of such use. Any objection by 800 and/or Piestro, as applicable must be in writing and reasonably detailed. Go may resubmit the proposed use to address any such objection, and 800 or Piestro, as applicable, shall have an additional five (5) business days from the date of such resubmission to object. Once such labels, packaging, marketing material is approved or deemed approved under this Section 4.1(b), such use may continue without further approval of 800 or Piestro so long as the use is substantially the same as the use that was approved.

5.            Ownership and Protection of the Licensed Marks.

5.1            Acknowledgment of Ownership of Licensed Marks. Go acknowledges that (a) as between Go and 800 and Piestro, as applicable, 800 and Piestro, as applicable is the owner of the Licensed Marks and all goodwill related thereto, and (b) all use of the Licensed Marks (including any New Licensed Mark Use approved or deemed approved under Section 2.3) hereunder and any goodwill accruing therefrom shall inure solely to the benefit of 800 and Piestro, as applicable; provided, however, that as between Go, on the one hand, and 800 or Piestro, on the other hand, as applicable, Go shall own all copyright and other intellectual property rights in any Collateral used by or on behalf of Go (or its Affiliates or sublicensees) in connection with the Licensed Products in the Territory, excluding the trademark and copyright rights of 800 and Piestro in the Licensed Marks. Go agrees not to dispute or challenge or assist any Person in disputing or challenging 800’s and Piestro’s, as applicable, rights in and to the Licensed Marks or the validity of the Licensed Marks.

5.2            Maintenance of Licensed Marks.

(a)            800 and Piestro shall, at their sole expense, use commercially reasonable efforts to renew any registrations of the Licensed Marks for the Licensed Products and the Service in the event any trademark registrations exist and make commercially reasonable efforts, if deemed appropriate in the sole discretion of 800 or Go, as applicable, to file and prosecute any pending applications for registration of the Licensed Marks for the Licensed Products or the Service in the Territory. 800 or Go, as applicable, shall give Go written notice of its intent to no longer prosecute trademark applications or renew any registration for the Licensed Mark for the Licensed Products or the Service. Go will cooperate at Go’s own expense with 800 and Piestro to provide evidence of use and first use dates associated with the use of the Licensed Marks for the Licensed Products and the Service.

(b)            If Go requests that 800 or Piestro file any application for registration of any Licensed Mark that is not registered as of the Effective Date (including any New Licensed Mark Use approved or deemed approved under Section 2.3), and provided that such rights are determined to be available for registration following such clearance searches as deemed reasonably necessary by 800 or Go, as applicable, and provided Go demonstrates a reasonable business need for such registration, 800 or Go, as applicable, shall promptly make such filings in its own name and shall own all resulting registrations and related rights. The costs of any such trademark clearance searches and filings shall be borne equally by the parties.

(c)            Neither party shall, directly or indirectly, take any action or omit to take any action, or make or permit any use of the Licensed Marks or Co-Branded Mark(s), that disparages the other party or any of its products or services (including any Licensed Products or the Service), or otherwise dilutes, tarnishes, or impairs the value and associated goodwill of the Licensed Marks or Co-Branded Mark(s).

5.3            Registration of Co-Branded Mark(s) by Mutual Consent. No party shall apply for formal registration of any Co-Branded Mark(s) with the United States Patent and Trademark Office, or any other domestic or foreign governmental entity, without the prior written consent of the other parties. No party shall commercially use, or permit the commercial use of, any Co-Branded Mark(s) upon termination or expiration of this Agreement, except as permitted in Section 11.5 hereof and as set forth in Section 14(d)(ii) of the Sales Representative Agreement.

5.4            Enforcement. Each party agrees to notify the other parties of any unauthorized use, unfair competition, counterfeiting, or other infringement by other Persons relating to the Co-Branded Mark(s) promptly after it comes to the attention of a party. The parties shall have the right to determine what action, if any, will be taken to remedy any infringement(s) of or related to their respective Trademarks or other intellectual property rights, either standing alone or as incorporated in the Co-Branded Mark(s). The parties shall not take any action with respect to such infringements of the other party’s Trademarks or other intellectual property, standing alone, without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree to cooperate in good faith in determining what action to take regarding any infringement of any Co-Branded Mark(s).

6.            Royalty Free License. In consideration of the services to be provided by Go under the Sales Representative Agreement, the Licensed Marks shall be licensed hereunder by 800 and Piestro on a royalty-free basis.

7.            Confidentiality. Each party (a “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to information that is treated as confidential by a party (a “Disclosing Party”), including information about its business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (collectively, the “Confidential Information”). Confidential Information shall not include information that: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 7 by a Receiving Party; (b) is or becomes available to a Receiving Party on a non-confidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of a Receiving Party prior to being disclosed by or on behalf of a Disclosing Party, as established by documentary evidence; or (d) is required to be disclosed by Law, including pursuant to the terms of a court order; provided that a Receiving Party has given a Disclosing Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy. A Receiving Party shall: (x) protect and safeguard the confidentiality of a Disclosing Party’s Confidential Information with at least the same degree of care as a Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use a Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to a Receiving Party’s officers, employees, consultants, accountants, and legal advisors who are bound by confidentiality obligations and have a need to know the Confidential Information to assist a Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

8.            Representations and Warranties.

8.1           Mutual Representations and Warranties. Each party represents and warrants to the other parties that:

(a)            it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b)            it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d)            when executed and delivered by such party, this Agreement shall constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

8.2           800’s and Piestro’s Representations and Warranties. Each of 800 and Piestro represents and warrants that:

(a)            it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to its Licensed Marks for the goods and services for which the Licensed Marks are registered with the United States Patent and Trademark Office (“USPTO”);

(b)            it has not granted and during the Term and will not grant any licenses, liens, security interests, or other encumbrances in, to, or under the Licensed Marks which would interfere with Go’s rights under this Agreement;

(c)            there is no settled, pending, or, to its knowledge, threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any of its Licensed Marks in connection with the Licensed Products or the Service in the Territory; and

(d)            it has not brought or threatened any claim against any third party alleging infringement of any of its Licensed Marks, nor, to its knowledge, is any third party infringing or threatening to infringe any of its Licensed Marks in connection with the Licensed Products or the Service in the Territory.

8.3           Go’s Representations and Warranties. Go represents, warrants, covenants and agrees that:

(a)            it has not granted and during the Term will not grant any licenses, liens, security interests, or other encumbrances in, to, or under the Licensed Marks which would interfere with 800’s or Piestro’s rights under this Agreement;

(b)            all Licensed Products, the Service and Collateral will: (i) be of a quality, condition, appearance and image at least equivalent to the quality, condition, appearance and image of other similar products or services of 800 and/or Piestro and their other licensees, as applicable, unless expressly authorized by 800 or Piestro, as applicable; and (ii) strictly comply with all of Go’s other representations and warranties in this Agreement; and

(c)            Go will comply with all Laws applicable to it with respect to the Licensed Products, the Service and the Collateral.

8.4           Representations Regarding the Licensed Products. The parties acknowledge that while Go will be engaged in the distribution and sale of the Licensed Products, the Licensed Products are being manufactured and designed by or at the direction of Piestro. Accordingly, Piestro represents and warrants that:

(a)            the Licensed Products will be (i) processed, manufactured, imported, labeled, packaged, marketed, promoted, advertised, sold and distributed in accordance with applicable Law (including with respect to sizes, labeling, materials and packaging) and specifically including the U.S. Federal Food, Drug and Cosmetic Act, as modified, including the Food Safety Modernization Act and the regulations and other requirements of the FDA and USDA and other applicable local, state and federal authorities; (ii) suitable for their intended use including human consumption; and (iii) merchantable, be free from defects, not be adulterated or misbranded and not require or contain any Proposition 65 notice;

(b)            all facilities that are used to manufacture, process, package, produce or store the Licensed Products will have all permits and licenses in place to operate, and will at all times be in compliance with all applicable Laws; and

(c)            Piestro will: (i) obtain all appropriate government approvals pertaining to the manufacture, processing, importation, marketing, promotion, advertisement, sale and distribution of the Licensed Products and the Service; (ii) attach to the Licensed Products and the Service all disclosures required by applicable Law, including ingredients and nutritional information; and (iii) otherwise comply with all applicable Laws with respect to the Licensed Products and the Service.

9.            Indemnification.

9.1           By 800 and Piestro. 800 and Piestro, as applicable, shall (individually not jointly) indemnify, defend, and hold harmless Go and its officers, directors, employees, agents, sublicensees, successors, and assigns (each, a “Licensee Indemnified Party”) for, from and against all losses, damages, liabilities, obligations, judgments, settlements, costs and other expenses (collectively, “Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding (“Third-Party Claim”) relating to any actual or alleged: (a) breach by 800 or Piestro, as applicable, of any representation, warranty, covenant, or obligation under this Agreement, or (b) any infringement or other violation of any intellectual property rights of any Person resulting from the use of its Licensed Marks by Go or any Approved Sublicensees strictly in accordance with this Agreement (provided, however, that the indemnification obligations of 800 or Piestro under this clause (b) do not apply with respect to any Licensed Marks to the extent that Go continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement).

9.2           By Go. Go shall indemnify, defend, and hold harmless 800 and Piestro, as applicable, and their respective Affiliates, officers, directors, managers, members, employees, agents, successors, and assigns (each, a “Licensor Indemnified Party”) for, from and against all Losses arising out of or in connection with any Third-Party Claim relating to any actual or alleged: (a) breach by Go of any representation, warranty, covenant, or obligation under this Agreement, (b) any Licensed Product or the Service, including any product liability claim, recall, labeling claim (except to extent arising from a Licensed Mark), food safety issue, Prop 65 claim, or otherwise (provided, however, that the obligations of Go under this clause (b) will not apply with respect to Piestro in the case of any Third-Party Claim arising from a breach of Piestro’s representations or warranties under Section 8.4 hereof); (c) negligence of Go, its employees, or contractors, or (d) infringement, dilution, or other violation of any intellectual property rights of any Person resulting from the use of the Co-Branded Mark(s) (except to the extent arising from the use of a Licensed Mark), the manufacture, promotion, advertising, distribution, and sale of Licensed Products and the Service; in each case, except to the extent any such Third-Party Claim relates to the use of a Licensed Mark in accordance with this Agreement or otherwise is covered by 800’s and/or Piestro’s indemnity obligations in Section 9.1.

9.3           Indemnification Procedure. An Indemnified Party shall promptly notify the party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of a Third-Party Claim under this Section 9.3 (“Indemnified Claim”). The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of such Indemnified Claim, the Indemnified Party shall have the right, but no obligation, to defend against such Indemnified Claim, including settling such Indemnified Claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 9.3 nor any act or omission of the Indemnified Party in the defense or settlement of any Indemnified Claim shall relieve the Indemnifying Party of its obligations under this Section 9.3, including with respect to any Losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

9.4           Recall. If Go becomes aware of (i) any incident involving potential contamination of any Licensed Product or the Service, or (ii) any Licensed Product or Service that is, or is likely to become, infested, adulterated, contaminated, or in violation of Law, rule, order or regulation, or is likely to become harmful to persons or property, then, in either case, Go shall provide immediate telephone notice to 800 and Piestro. Go shall be responsible for all costs and expenses of 800 and/or Piestro associated with any recall or market withdrawal.

10.            Limitation of Liability. To the fullest extent permitted by Law, NO party shall be liable to ANY other party for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, or for any loss of actual or anticipated profits (regardless of how these are classified as damages), whether arising out of breach of contract, tort (including negligence), or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such damage was foreseeable and whether either party has been advised of the possibility of such damages. The foregoing limitations shall not apply to (a) a party’s indemnification obligations under SECTION 9; OR (b) Losses arising out of or relating to a party’s failure to comply with its confidentiality obligations under SECTION 7.

11.            Term and Termination.

11.1         Term. The initial term of this Agreement shall be deemed to have commenced as of the Effective Date and continue for the Term set forth in the Sales Representative Agreement unless otherwise terminatinated herein.

11.2         Intentionally Omitted.

11.3         Termination.

(a)            A party may terminate this Agreement on written notice to the other party if another party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or

(b)            Upon the termination of the Sales Representative Agreement, this Agreement will terminate automatically.

11.4         Effect of Termination. Upon the expiration or termination of this Agreement:

(a)            Go shall cease all use of the Licensed Marks except as expressly permitted pursuant to Section 11.5 and Section 14(d)(ii) of the Sales Representative Agreement; and

(b)            a Receiving Party shall promptly return to a Disclosing Party, or at a Disclosing Party’s option, destroy, all records and copies of any Confidential Information of a Disclosing Party; provided, however, that Go may continue to use any Confidential Information of 800 or Piestro to the extent necessary to allow Go’s continued manufacture, promotion, advertising, distribution, and sale of Licensed Products or the Service in accordance with Section 11.5.

(c)            No party shall be liable to the other party for damages of any kind solely as a result of terminating this Agreement in accordance with Section 11.3(a).

11.5         Sell-Off Period. Upon expiration or termination of this Agreement for any reason, Go and its Approved Sublicensees shall have the right to dispose of all stocks of Licensed Products the Service, and Collateral bearing the Licensed Marks in their possession or in the course of manufacture or production (the “Sell-Off Period”) and as set forth in Section 14(d)(ii) of the Sales Representative Agreement, in each case, in accordance with the terms and conditions of this Agreement.

11.6         Survival. The rights and obligations of the parties set forth in Section 5.1 (Acknowledgment of Ownership of Licensed Marks), Section 7 (Confidentiality), Section 8 (Representations and Warranties), and Section 9 (Indemnification), and the provisions of Section 1 (Definitions) and Section 13 (Miscellaneous) (excluding Section 13.1), and any right, obligation, or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12.            Assignment.

12.1         By Go. Go shall not have the right to assign or otherwise transfer this Agreement, or any right or obligation hereunder, without prior written consent of 800 and Piestro, such consent shall not be unreasonably withheld, conditioned or delayed. Go shall require any approved assignee or transferee, as applicable, to acknowledge and agree in writing to assume and be bound by all of the applicable terms and conditions of this Agreement. Any assignment, delegation, or transfer of this Agreement in violation of this Section 12.1 shall be void and of no force and effect.

12.2         By 800 and Piestro. Prior to 800’s or Piestro’s sale, assignment, or other transfer (including any exclusive license) of a respective Licensed Mark to any Person during the Term, 800 or Piestro, as applicable, shall (a) require the purchaser, assignee, or transferee, as applicable, to acknowledge and agree in writing (i) to assume and be bound by all of the applicable terms and conditions of this Agreement, including all of 800’s or Piestro’s, as applicable, obligations and undertakings under this Agreement with respect to respective Licensed Marks, (ii) to require and obligate any subsequent purchaser, assignee, or transferee, as applicable, to do the same in connection with any such subsequent sale, assignment, or other transfer of such respective Licensed Marks, and (iii) that Go is a third-party beneficiary of such agreement; and (b) provide Go with an executed copy of such agreement.

13.            Miscellaneous.

13.1         Further Assurances. Each party shall, upon the reasonable request of another party promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.2         Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement is intended to or will be construed to create any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and no party will have authority to contract for or bind the other party in any manner whatsoever.

13.3         No Public Announcements. No party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned, or delayed.

13.4         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (unless the sender receives notice of non-delivery) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses or email addresses indicated below (or at such other address for a party as will be specified in a notice given in accordance with this Section 13.4).

If to 800:	2109 Rheims Drive

Carrollton, TX 75006

Attn: Tommy Lee

Email: T.lee@800degrees.com

If to Piestro:	1438 9th Street

Santa Monica, CA 90401

Attn: Kevin Morris

Email: kevin@wavemaker.vc

If to Go:	1438 9th Street

Santa Monica, CA 90401

Attn: Chief Executive Officer

Email:

13.5         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of, and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

13.6         Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

13.7         Entire Agreement. This Agreement, together with all Schedules hereto and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.8         No Third-Party Beneficiaries. Except as expressly set forth herein with respect to Go’s and Go’s Approved Sublicensee and in Section 9 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.9         Binding Agreement. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

13.10       Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.11       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent permitted under applicable Law.

13.12       Governing Law; Choice of Forum and Submission to Jurisdiction. This Agreement is governed by the laws of the State of California other than those relating to conflicts of laws. Each of the parties consents to the exclusive jurisdiction of the courts within Los Angeles County in the State of California in any action or proceeding arising under this Agreement and waives any objection to venue laid therein. In the event of any legal action or other proceeding between the parties regarding this Agreement or the transactions contemplated hereby, the party prevailing in such dispute will be entitled to its reasonable costs and attorneys’ fees, in addition to all other proper relief. The parties agree that the UN Convention on Contracts for the International Sale of Goods (Vienna, 1980) will not apply to this Agreement or to any dispute or transaction arising out of this Agreement.

13.13       Equitable Relief. Each party acknowledges that a breach by any other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.14       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

800 Degrees Pizza, LLC

By
Name:
Title:

Piestro, Inc.

By
Name:
Title:

800 Degrees GO, Inc.

By
Name:
Title:

SCHEDULE A

LICENSED MARKS

800 Licensed Marks:

•	800°

•	800 Degrees

•	800 Go

•	800° Go

•	800 Degrees Go

Piestro Licensed Marks:

•	Piestro

SCHEDULE B

CO-BRANDED MARK(S)

800° GO by Piestro

SCHEDULE c

SALES REPRESENTATIVE AGREEMENT

[see attached]